Exhibit 10.18

OMX AB

AND

HANS-OLE JOCHUMSEN

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into

BETWEEN:

(1)	OMX AB, 556243-8001, a company duly incorporated and organised under the laws of Sweden, having its principal office at Tullvaktsvägen 15, 105 78 Stockholm (the “Company”); and

(2)	Hans-Ole Jochumsen, Parkvænget 17, 2920 Charlottenlund.

1	Terms of Employment

1.1	The employment shall commence and be entered into on July 1, 2008. The employment is valid until further notice and may be terminated by either Party in accordance with Section 11 below.

1.2	The Company and Hans-Ole Jochumsen (together “the Parties”) agree that the Swedish Employment Protection Act (Sw. lagen om anställningsskydd (1982:80)) shall not apply to this Agreement.

1.3	This Agreement supersedes all other written or oral agreements between the Company, or any associated company, and Hans-Ole Jochumsen. For the purposes of this Agreement, “associated company” means a legal entity (directly or through other legal entity) controlling or controlled by or under common control with the Company, irrespective of the country of registration of such legal entity.

2	Position and Responsibilities

2.1	Hans-Ole Jochumsen is employed as Executive Vice President Transaction Services Nordics. Hans-Ole Jochumsen shall devote all his working time to the Company. The Company’s premises are located in Stockholm, however, the position includes frequent travel within and outside Sweden. Such travel has been taken into account when setting the compensation provided for in this Agreement.

2.2	Hans-Ole Jochumsen shall report to the Chief Executive Officer (the “CEO”) of NASDAQ OMX Inc.

2.3	Hans-Ole Jochumsen will be placed in a position where Hans-Ole Jochumsen is, externally as well as internally, seen as representing the Company. Hans-Ole Jochumsen confirms that he is aware that actions taken by him will have impact on the Company’s business reputation. Hans-Ole Jochumsen agrees always to act in a way that meets the highest requirements in relation to business profession as well as ethical aspects. As a manager, Hans-Ole Jochumsen shall not only set a good example but also actively take measures to secure a professional approach among employees under his responsibility.

2.4	During the period of employment, Hans-Ole Jochumsen shall, without additional compensation, accept appointment to the Board of Directors of the Company (the “Board”) and/or to the Board of Directors of any of the associated companies.

3	Other Engagements and Rules of Trade

3.1	During the term of this Agreement (which includes the notice period), Hans-Ole Jochumsen agrees that any engagement, whether direct or indirect, that could reasonably be of interest to the Company, in any other employment or business is conditioned on the prior written consent of the CEO of NASDAQ OMX Inc. Current engagements to which consent has been given follow from Appendix 3.1. Further, Hans-Ole Jochumsen agrees that any other interest in any other company or enterprise, with the exception of shareholding amounting to less than five (5) per cent of the issued share capital (of any class) in a public listed company, is subject to the Company’s prior written consent.

3.2	Hans-Ole Jochumsen agrees to at all times during the employment follow the NASDAQ OMX Trading Rules (regarding personal trade with securities and other financial instruments), valid for Hans-Ole Jochumsen personally as well as for individuals closely associated with him. The rules applicable from time to time are published on the Company’s intranet “Insite” and Hans-Ole Jochumsen undertakes to stay updated of these rules.

4	Salary

4.1	Hans-Ole Jochumsen is entitled to an annual gross salary of SEK three million two hundred thousand (3.200.000). The salary is paid in arrears with 1/12 by the end of each month in accordance with the Company’s policy.

4.2	Hans-Ole Jochumsen is eligible to participate in the Company’s Incentive Program to the extent set out in the Company’s policy. The Company’s Incentive Program is subject to annual review by the Board and might thereto, at the Boards discretion, be amended or cancelled.

4.3	Hans-Ole Jochumsen’s salary shall be subject to review every year, next review is according to company policy 2009.

5	Pension and other Benefits

5.1	Hans-Ole Jochumsen is entitled to a pension contribution equalling twenty (20) percent of his monthly base salary according to section 4.1. The premium shall be paid during the employment. The Company’s commitment is at all times limited to contributing this premium.

5.2	Hans-Ole Jochumsen is, in accordance with Company policy, entitled to health care insurance and long term disability insurance.

5.3	Further, Hans-Ole Jochumsen is entitled to any additional benefits generally granted to employees in accordance with Company policies from time to time.

6	Vacation

Hans-Ole Jochumsen is entitled to thirty-two (32) days paid vacation per year to be taken at such times as agreed with the CEO of NASDAQ OMX Inc.

7	Work Equipment

7.1	For the performance of Hans-Ole Jochumsen’s duties, the Company will provide such equipment that the Company from time to time finds needed in order for him to carry out his duties. Currently, such equipment includes a mobile telephone, a laptop computer, a telephone in Hans-Ole Jochumsen’s residence and two free daily newspapers. The Parties are aware that these benefits may be subject to taxation due to personal use.

8	Expenses

8.1	Travel, hotel, entertainment and other out-of-pocket expenses incurred in the discharge of the duties and that are within the framework of Company policy shall be reimbursed by the Company on condition that Hans-Ole Jochumsen provides the Company with receipts and/or other supporting documentation as further described in Company policy.

8.2	Expenses drawn on the Company’s credit card (which will be available for Hans-Ole Jochumsen’s use) which Hans-Ole Jochumsen has not accounted for in accordance with the Company’s expense reporting policy within one (1) month from the credit card company’s invoice, may be set off by the Company against his net salary.

9	Intellectual Property Rights

9.1	All rights to any material and results, and all intellectual property rights related thereto, made, written, designed or produced by Hans-Ole Jochumsen during the term of his employment shall be vested in the Company. For the avoidance of doubt, the Company shall have a right to freely develop and alter such material, results and intellectual property rights and to license and assign them to third parties.

9.2	Hans-Ole Jochumsen has no right to directly or indirectly in any way use or exploit the material, results and intellectual property rights referred to in Section 9.1 during the term of his employment or thereafter unless a written agreement regarding such use has been entered into with the Company.

9.3	Hans-Ole Jochumsen agrees and undertakes to execute all such deeds and documents that the Company finds are needed in order for the Company to legally protect, register, maintain and fully enjoy its rights under this Section 9.

10	Confidentiality

Hans-Ole Jochumsen shall not at any time during the employment or afterwards utilise or disclose to any person or firm or company (unless required by the performance of the duties under this Agreement or by law) any information of the Company or any associated company, that the Company reasonably wishes to keep confidential.

11	Termination of Employment

11.1	This Agreement may be terminated by the Company subject to twelve (12) months notice and by Hans-Ole Jochumsen subject to six (6) months notice. The Agreement expires without prior notice at Hans-Ole Jochumsen’s retirement, at the latest upon reaching the age of sixty-five (65).

11.2	Even where Hans-Ole Jochumsen is relieved from his duties during the notice period, the obligation to remain loyal to the Company and not to engage in business that could be in competition with the business of the Company remains.

11.3	Upon notice by the Company, bonus and/or other incentives are only payable to such extent they have been accrued at the date where Hans-Ole Jochumsen is released from his duties. Upon notice from Hans-Ole Jochumsen, bonus and/or other incentives are only payable up to the end of the calendar year preceding the notice.

11.4	Upon termination of the employment by the Company, on other grounds than Hans-Ole Jochumsen’s substantial breach of the obligations under this Agreement, Hans-Ole Jochumsen shall be entitled to a severance pay amounting to six (6) monthly salaries according to Section 4.1. The severance pay shall be paid in a lump sum on Hans-Ole Jochumsen’s last day of employment.

11.5	Salary during a notice period or severance pay shall not be payable for any period commencing on Hans-Ole Jochumsen’s retirement.

11.6	In the event of Hans-Ole Jochumsen’s substantial breach of the obligations under this Agreement, the Company is entitled to terminate the Agreement immediately and the Company’s obligation to pay salary, severance pay or other benefits shall cease. However, despite such termination, Hans-Ole Jochumsen’s obligations pursuant to Sections 9, 10, 12 and 13 shall remain in full force and effect.

12	Non-Competition and Non-Solicitation

12.1	During the employment Hans-Ole Jochumsen will be entrusted specific knowledge about the Company and/or its associated companies. Such knowledge could, in use for competitive business, result in considerable damage for the Company or an associated company. Hans-Ole Jochumsen is aware that he, during the term of the employment (including the notice period), is obliged to remain loyal to the Company, meaning that he shall in all circumstances put the Company’s interest first.

12.2	Upon termination of the employment by Hans-Ole Jochumsen, Hans-Ole Jochumsen agrees that he will, during six (6) months after the expiry of the employment, refrain from directly or indirectly (alone or as a partner, officer, employee, consultant, director or executive) engage or have an interest in any business competing with the business of the Company or any associated company.

12.3

Upon termination of the employment by either Party, Hans-Ole Jochumsen further agrees to, during a period of twelve (12) months from the termination of the employment, not to actively engage or entice away from the Company any of its employees, including individuals who have been employed by the Company or any associated company during the twelve (12) last months of Hans-Ole Jochumsen’s employment.

12.4	During the period of the restrictions in Sections 12.2 above, Hans-Ole Jochumsen shall per month be entitled to a compensation equivalent to the monthly salary according to Section 4.1.

12.5	The Company may release Hans-Ole Jochumsen from the non-competition undertaking, in which case the obligation to pay compensation under Section 12.4 expires. A release can be made at any time within three (3) months from the notice of termination. The release shall be made in writing. Regardless of any release of the non-competition undertaking, the non-solicitation obligation in Section 12.3 shall continue to apply.

13	Liquidated damages

If Hans-Ole Jochumsen fails to comply with the provisions under Sections 9, 10, or 12, Hans-Ole Jochumsen shall, in respect of every breach, pay a penalty to the Company amounting to six (6) times the monthly salary according to Section 4.1, unless Hans-Ole Jochumsen upon the Company’s objection corrects the breach forthwith. Each month that a situation or action constituting a breach continues shall thereby be deemed to constitute one breach. Should the actual loss caused to the Company exceed this amount, the Company shall be entitled to damages in respect of such excess amount. The Company shall also be entitled to take other legal measures.

14	Company Information and Material

At the expiry of the employment, Hans-Ole Jochumsen shall deliver to the Company all information and material, irrespective of storage medium, that has been supplied or entrusted to him or that has come in his possession in connection with the employment. Such property shall at all times remain the sole property of the Company or the associated company in question.

15	Amendments, Governing Law and Disputes

15.1	This Agreement may only be amended by an instrument in writing duly executed by the Parties.

15.2	This Agreement shall be governed by and construed in accordance with the laws of Sweden.

15.3	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Swedish Arbitration Act (Sw. lag (1999:116) om skiljeförfarande).

15.4	The arbitral tribunal shall be composed by one (1) arbitrator to be appointed by the Parties. In case the Parties are unable to agree on the appointment of the arbitrator, the arbitrator shall be appointed by the Aribration Institute of the Stockholm Chamber of Commerce (Sw. Stockholms Handelskammares Skiljedomsinstitut).

15.5	The Parties undertake and agree that all arbitral proceedings conducted by reference to this Section will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of the proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this undertaking may not, in any form, be disclosed to a third party without the written consent of both Parties, with the exception for such information that a Party must disclose in order to secure its interests against the other Party in connection with a dispute or where required to do so by law, applicable stock exchange regulations or the regulations of any other recognised market place.

15.6	The Company shall pay the arbitrator’s fee and, if applicable, the fees of the Aribration Institute of the Stockholm Chamber of Commerce, unless the arbitrator holds that Hans-Ole Jochumsen has called for the arbitration without reasonable cause, in which case the arbitrator shall determine on the distribution of these fees. Other costs, such as legal fees, shall be apportioned between the Parties in accordance with the provisions of the Swedish Code of Judicial procedure (Sw. Rättegångsbalken (1943:740)).

This Agreement has bee duly executed in two original copies, of which each of the Parties has taken one.

Stockholm, June 24 , 2008	Stockholm, June 24, 2008

OMX AB

/s/ Sara Dahlström	/s/ Hans-Ole Jochumsen
Sara Dahlström	Hans-Ole Jochumsen

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